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Exhibit 11

Wilmar Industries, Inc.

COMPUTATION OF EARNINGS PER SHARE
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


                                                                    Year Ended              Year Ended
                                                                   December 27, 1996       December 29,1995
================================================================================================================================
Income before income taxes                                        $      9,456,372        $     4,760,462

Provision for Income Taxes (2)                                           3,593,280              1,896,000
                                                                  ----------------        ----------------
Net Income (2)                                                    $      5,863,092        $     2,864,462
                                                                  ================        ================


Weighted Average Shares Outstanding during the period                   11,104,618              5,404,000

Common Stock Equivalents :
   Preferred Stock                                                         192,569              1,848,439

Items issued within one year of IPO: (1)
   Common Stock                                                                                   512,500
   Stock Options                                                           260,129                172,327
                                                                  ----------------        ----------------
Total Weighted Average Shares Outstanding                               11,557,316              7,937,266
                                                                  ================        ================
Net Income Per Share (2)                                          $           0.51        $          0.36
                                                                  ================        ================
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(1) Common stock issued and stock options granted at prices lower then the assumed initial public offering price within a one year period prior to an initial public offering are included in the calculation (using the treasury stock method and the assumed initial public offering price) as if they were outstanding for all periods presented.

(2) Total weighted average shares outstanding for the year ended December 29, 1995 represent pro forma number of common shares assumed outstanding during the year.

(3) The provision for income taxes, net income, and net income per share amounts reflected for the year ended December 29, 1995 represents pro forma amounts as if the Company had been subject to federal and state income taxation as a C Corporation since inception.

FULLY DILUTED EARNINGS PER SHARE

Fully diluted earnings per share differs from primary earnings per share by less than 3%.